Exhibit 99.2
ADVENTRX PRESENTS ENCOURAGING NEW SUPPLEMENTAL RESULTS FOR THE COFACTOR
PHASE II METASTATIC COLORECTAL CANCER TRIAL
SAN DIEGO — June 29, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today encouraging results from a follow-up evaluation of the 50 patients who completed the CoFactor® plus 5-fluorouracil (5-FU) Phase II clinical trial. The new information captures clinical responses to second line therapies for their metastatic colorectal cancer that were selected by the investigators. The ADVENTRX protocol mandated only first line treatment and long term follow-up monitoring, but did not guide in any way the selection or use of subsequent therapy. The results were presented as abstract number 620, entitled “Response to second line treatment following 5,10-methylenetetrahydrofolic acid (CoFactor) with 5-fluorouracil as first line treatment in metastatic colorectal cancer” at the 8th World Congress on Gastrointestinal Cancer in Barcelona, Spain.
Fifty patients completed CoFactor plus 5-FU treatment in a Phase II clinical trial and were followed for second line therapy. Four underwent partial liver resection for potential cure and 29 patients received chemotherapy with irinotecan or oxaliplatin, alone or in combination with 5-FU/leucovorin, as well as other agents. Seventeen patients received no post-study intervention. Of the 29 patients who received post-study chemotherapy, four patients (13.8 percent) had an objective response, including one complete response. Median overall survival, measured from the initiation of first line treatment, was 15.1 months for the whole population and was 23.0 months for the 33 patients that received second line treatment, which includes the four patients who underwent surgical resection.
“We observed a highly respectable objective response rate to second line chemotherapies. This reflects the use of active regimens that are still available to patients who commence therapy with 5-FU and CoFactor. Most encouraging is the overall survival of 23 months observed in patients completing first and second line therapy which exceeds by two months the median survival reported (Tournigand et al, JCO, 22:2, Jan 15, 2004) in patients commencing with either FOLFOX or FOLFIRI,” commented James A. Merritt, MD, chief medical advisor for ADVENTRX. “While it is important to emphasize that these data are preliminary, they suggest CoFactor plus 5-FU may be a useful initial regimen in a sequential treatment strategy for metastatic colorectal cancer.”
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug designed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic agent 5-fluorouracil (5-FU). CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS), improving 5-FU performance. The Company reported Phase II results from an independent radiological assessment that found an objective response of 35% in first line treatment of metastatic colorectal cancer with CoFactor and 5-FU. The Company also reported median time to tumor progression (TTP) of 162 days, preliminary median overall survival of 459 days with no study drug-related grade 3 or grade 4 gastrointestinal or hematological toxicity. A Phase IIb clinical trial is ongoing in Europe and India. In addition, the Company initiated a CoFactor Phase III pivotal clinical trial for metastatic colorectal cancer in the U.S. in the second quarter of 2006.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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